Exhibit 99.2

News Release

December 21, 2004

Fannie Mae Board of Directors Announces Chairman and Chief Executive Officer Raines and Chief Financial Officer Howard To Depart From Company, Selection of Interim CEO and CFO

WASHINGTON, DC — Fannie Mae’s (FNM/NYSE) Board of Directors announced today the retirement of Chairman and Chief Executive Officer Franklin D. Raines and the resignation of Vice Chairman and Chief Financial Officer J. Timothy Howard.

Effective immediately, board member Stephen B. Ashley will become the non-executive chairman of the board, Vice Chairman and Chief Operating Officer Daniel H. Mudd will serve as interim chief executive officer, and Executive Vice President Robert Levin will serve as interim chief financial officer. The executive search firm Spencer Stuart has been retained to work with the board. The board further announced that the audit committee has dismissed the firm KPMG LLP as the company’s independent auditors, and has initiated a search for a new independent auditor.

“Fannie Mae is a great company deeply committed to its mission of expanding the dream of homeownership to all Americans and serving the nation’s housing needs,” said Ann Korologos, the presiding director of the non-management members of the board. “We appreciate the many contributions of Frank Raines and Tim Howard, their devotion to Fannie Mae and their commitment to its mission. Fannie Mae’s Board of Directors takes these steps today to move the company forward to serve its critical mission in a safe and sound manner.”

“We are confident in the leadership ability of Dan Mudd and Rob Levin to work with the board as well as the company’s safety and soundness regulator, Congress, the housing industry, and all of the company’s stakeholders. Together, we will continue responding to the issues identified by OFHEO to ensure that the Fannie Mae of tomorrow is safe, sound, stable and even more able to achieve its mission,” Korologos added.

Mudd, as Vice Chairman and Chief Operating Officer, has been overseeing the company’s single-family, multifamily, credit, housing and community development, e-Business, technology, corporate marketing and administrative divisions. Prior to joining Fannie Mae in 2000, he was President and Chief Executive Officer of GE Capital, Japan.

Levin joined Fannie Mae in May 1981, and has served as Executive Vice President in various roles at the company since 1990. During this time, Levin has overseen Fannie Mae’s single-family mortgage business, multifamily mortgage business, and its mortgage-backed securities business. He also has been responsible for mortgage capital markets transactions, and disposition of real estate-owned properties. Among other various positions in the company, Levin served as senior vice president for corporate finance. Currently, Levin heads the company’s Housing and Community Development division.

Ashley, a Fannie Mae board director since 1995, is a former president of the Mortgage Bankers Association of America, and has been Chairman and Chief Executive Officer of The Ashley Group, a group of commercial and multifamily real estate, brokerage, and investment companies, since January 1997.

The Board of Directors today further said it continues to move forward to comply with Fannie Mae’s September 27, 2004 agreement with its safety and soundness regulator, the Office of Federal Housing Enterprise Oversight (OFHEO). Board member H. Patrick Swygert, who leads the board’s compliance committee that was established to oversee implementation of the OFHEO agreement, said, “We are mindful of our obligations under the agreement with OFHEO, we are working diligently in cooperation with OFHEO to comply with the agreement, and we are making progress on implementing its terms.”

Providing an update on the company’s efforts to date to comply with the agreement, the Board said that measures taken so far include the hiring of independent organizational and compensation consultants; submission and approval of a detailed implementation plan for the agreement; and submission of detailed work plans for the organizational and compensation reviews. Board member Donald B. Marron will continue leading the work on the company’s capitalization plan.

“The Board will be moving expeditiously to implement the letter and spirit of the September 27th agreement and continuing to make regular reports to OFHEO, maintaining a positive, constructive and candid dialogue with the regulator,” Swygert said.

The Board further said that the independent investigation commissioned by its Special Review Committee is proceeding to look into the findings of OFHEO’s September 21, 2004 special examination report. The investigation, led by former Senator Warren Rudman of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, is focused on: accounting issues, including accounting policies procedures and controls regarding FAS 91 and FAS 133; organization, structure and governance, including board oversight and management responsibilities and resources; and executive compensation. Paul, Weiss’ work continues as it thoroughly examines these areas and other issues that may arise in the course of their review, reporting regularly to the Board.

“The Board of Directors is confident that Fannie Mae, working with OFHEO, will resolve the matters before us, make the necessary changes, and emerge as an even stronger company with an even greater future working in the best interest of our shareholders and investors,” Director Korologos said.

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae has pledged through its “American Dream Commitment” to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. Since 1968, Fannie Mae has provided $6.3 trillion of mortgage financing for 63 million families.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”